Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 17th day of March, 2008 ("Effective Date").

BETWEEN:

ELMWORTH ENERGY CORPORATION, a body corporate with an office in the City of Calgary, in the Province of Alberta (the "Corporation")

- and -

Ronald Hietala, a resident of the City of Calgary, in the Province of Alberta (the "Employee")

WHEREAS the Corporation wishes to employ the Employee and the Employee wishes to be employed by the Corporation;

AND WHEREAS the Corporation and the Employee have agreed that the employment of the Employee by the Corporation will be in accordance with the terms of this Agreement;

NOW THEREFORE, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following defined terms shall have the meanings set forth below:

(a)	"Affiliate" and "Associate" have the meanings set forth in the Business Corporations Act (Alberta);

(b)	"Annual Salary" means the annual salary of the Employee described in Clause 3.1;

(c)	"Board of Directors" means the Board of Directors of the Corporation;

(d)	"Bonus" shall mean the bonus entitlement of the Employee described in Schedule "A";

(e)
"Confidential Information" means information, data, technology, material or other property, of any kind and in whatever form, that is confidential or proprietary to the Corporation or any Affiliate or Associate, including without limitation: engineering reports, geological information, maps, well data, prospect data and seismic information, financial data or any other information, the disclosure of which could be reasonably expected to materially adversely affect the Corporation or any Affiliate or Associate or which the Corporation or any Affiliate or Associate is obliged by contract or law to treat as confidential. Confidential Information does not include information which is or becomes generally available to the public, other than as a result of a disclosure in violation of this Agreement, information which the Employee can conclusively establish was already lawfully in the possession of the Employee prior to the Employee's employment with the Corporation or information, the disclosure of which is required by regulation or law;

(f)	"Date of Termination" shall mean the date of cessation of the Employee's employment with the Corporation, regardless of the reason for cessation of employment;

(g)	"Just Cause" means any act or course of conduct which at law constitutes just cause and shall include, without limitation:

(i)
the continued failure by the Employee to substantially perform duties according to the terms of employment after the Corporation has given the Employee reasonable notice of such failure and a reasonable opportunity to correct it;

(ii)
a breach of any provision in Article 5 (provided that the Corporation acts in good faith in determining that such a breach constitutes Just Cause) or a material breach of any other provision of this Agreement;

(iii)	the conviction of the Employee of an indictable offence or fraud; or

(iv)	fraud, theft or wilful misconduct by the Employee that relates to or affects the Corporation or the Employee's employment with the Corporation;

(h)	"Perquisites" means the perquisites set out in Schedule "B";

(i)
"Person" means any individual, corporation, limited liability corporation, limited or general partnership, joint venture, association, joint-stock corporation, trust, plan, unincorporated organization or government or any agency or political subdivisions thereof;

(j)
"Protected Interests" shall mean all current projects that the Corporation is actively exploring at the time of the termination of the Employee's employment, as well as those projects that are planned, as disclosed in the Corporation's public filings or press releases;

(k)
"Severance Amount" means a lump sum amount representing the Annual Salary payable for a period of three (3) months plus one additional month for each completed year of employment with the Corporation up to a maximum of twelve (12) months, less applicable statutory deductions; and

(l)	"Stock Option Plan" means the Triangle Petroleum Corporation 2005 and 2007 Incentive Stock Plans, in force from time to time and any agreements or confirmations.

ARTICLE 2
EMPLOYMENT

2.1	Engagement

Subject to the terms and conditions hereof, the Corporation shall employ the Employee as the President of the Corporation and President of Triangle USA Petroleum Corporation. The Employee hereby accepts such employment in accordance with the terms and conditions of this Agreement. The Employee agrees to perform those duties and functions and have those responsibilities which are normally associated with the position, in addition to carrying out such other duties and responsibilities as are assigned from time to time.

2.2	Performance

The Employee shall devote substantially full time, energy, skill and best efforts to the performance of duties hereunder, in a manner which will faithfully and diligently further the business and interests of the Corporation. The Employee shall at all times comply with all applicable laws and instructions of the Corporation and shall comply with all policies of the Corporation.

2.3	Term

This Agreement shall be for an indefinite period and may be terminated by the Employee or the Corporation in accordance herewith.

ARTICLE 3
REMUNERATION and BENEFITS

3.1	Annual Salary

As consideration for the services provided herein, the Corporation shall pay to the Employee an Annual Salary of $200,000 in arrears by semi-monthly instalments during the term of this Agreement. The Annual Salary will be reviewed by the Corporation annually.

3.2	Bonus

The Employee shall be eligible to receive a Bonus, based on the Employee's individual performance in accordance with Schedule "A". The Bonus structure and targets will be reviewed by the Corporation annually.

3.3	Stock Options

During the term of this Agreement and at the discretion of the Board of Directors, the Employee will be eligible to participate in the Stock Option Plan. All issuances shall be subject to applicable stock exchange approvals and shall be made in accordance with applicable securities legislation and the Stock Option Plan.

3.4	Expenses

The Corporation shall reimburse the Employee for all reasonable travelling and other expenses actually and properly incurred in connection with the Employee's duties. For all such expenses, the Employee shall furnish the Corporation with such statements, receipts or other reasonable documentation and within the applicable time period as may be reasonably required by the Corporation.

3.5	Benefits

The Employee shall participate in all employment benefits that the Corporation provides for its employees, unless such benefits are relinquished by the Employee. The Corporation shall provide benefits in accordance with the formal plan documents or policies, and any issues with respect to entitlement or payment of benefits shall be governed by the terms of such documents or policies establishing the benefit in issue.

3.6	Perquisites

The Employee shall be entitled to receive the perquisites set out in Schedule "B".

3.7	Vacation

The Employee shall be entitled to six (6) weeks paid annual vacation.

ARTICLE 4
TERMINATION OF EMPLOYMENT

4.1	Termination by the Corporation for Just Cause

(a)	The Corporation may, at any time, immediately terminate the Employee's employment for Just Cause by giving written notice setting forth the nature of the Just Cause.

(b)	The Employee may terminate employment with the Corporation for any reason upon sixty (60) days' written notice.

(c)
If the Employee's employment is terminated either by the Corporation for Just Cause, the Corporation shall pay to the Employee, within five (5) business days following the Date of Termination, the amount of unpaid Annual Salary to and including the Date of Termination, plus all outstanding vacation pay and expense reimbursements (in each case less applicable withholdings and deductions).

4.2	Termination by the Corporation Without Just Cause

(a)	The Corporation may, in its absolute discretion, immediately terminate the Employee's employment at any time without Just Cause, for any reason.

(b)	If the Employee's employment is terminated either by the Corporation without Just Cause or by the Employee for Good Reason, then the Corporation shall pay to the Employee, less statutory withholdings:

(i)	the amount of unpaid Annual Salary to and including the Date of Termination,

(ii)	all outstanding vacation pay and expense reimbursements, and

(iii)	within five (5) business days of receipt of an executed release, the Severance Amount.

(iv)	In the event that there is a change in control resulting in termination, the Severance Amount shall be deemed to be 12 months of base salary.

4.3	Payment of Termination Amount

The Severance Amount payable to the Employee pursuant to Sections 4.2(b) shall not be reduced in any respect in the event that the Employee shall secure or shall not reasonably pursue alternative employment following the termination of the Employee's employment.

4.4	Resignation from Offices and Directorships

Effective on the Date of Termination, the Employee shall resign from all offices in the Corporation and shall not be entitled to receive any payment or compensation for loss of office or otherwise by reason of the resignation.

4.5	Options

In the event of termination of the Employee's employment, any options granted under the terms of the Stock Option Plan must be exercised in accordance with and shall expire in accordance with the Stock Option Plan.

4.6	Return of Property

On the Date of Termination, the Employee shall promptly surrender to the Corporation all information in whatever form (including all Confidential Information) and any other documents, materials, data, property, information and equipment belonging to the Corporation or relating to the Corporation's business in his possession, custody or control, and the Employee shall not thereafter retain or deliver to any other Person any of the foregoing or any summary or memorandum thereof.

ARTICLE 5
CONFIDENTIALITY AND NON-Competition

5.1	Confidentiality

(a)
During the period of employment with the Corporation and at any time thereafter, the Employee shall receive and hold all Confidential Information absolutely secret, undisclosed, in trust and in confidence, and shall comply with the Corporation's policies and guidelines and use best efforts for the protection of Confidential Information.

(b)
The Employee shall not reveal or disclose to any Person outside the Corporation or use for Employee's own benefit, whether by private communication or by public address or publication or otherwise, any Confidential Information without the Corporation's specific written authorization or except as required by a mandatory provision of applicable law, provided however, that prior to any unauthorized use or disclosure of Confidential Information that is required by law, the Employee shall give the Corporation reasonable prior notice of any disclosure of Confidential Information required by law and, if requested by the Corporation, shall use reasonable efforts to obtain a protective order or similar protection for the Corporation and shall permit and cooperate with any effort by the Corporation to obtain such an order. The Employee shall take such action as is reasonably necessary to ensure that no other employee, agent, contractor or associate of the Corporation, or any family member of the Employee or other person discloses or permits the disclosure of any Confidential Information.

(c)
All originals, copies and other forms of Confidential Information, however and whenever produced, shall be the sole property of the Corporation, not to be removed from the premises or custody of the Corporation, except in the normal course of business.

5.2	Non-Competition

(a)
The Employee agrees that for a period of time commencing on the Date of Termination and extending for twelve (12) months (the "Period"), the Employee shall not be employed by, consult for, act as an officer or director for or provide services to any Person which has an interest in or seeks to gain an interest in the Protected Interests.

(b)
During the Period, the Employee shall not directly or indirectly solicit or attempt to solicit any employee of the Corporation with a view of having that employee resign his or her employment to accept employment with any other Person.

(c)
Nothing contained in this Article 5 shall prohibit the Employee from being involved as an investor or shareholder in securities issued by corporations that have, or seek to have, an interest in the Protected Interests where such investment constitutes not more than 5% of the outstanding securities of a corporation whose shares are traded on a national security exchange, so long as the Employee has no participation in the management of such business or corporation.

5.3	Acknowledgement

The Employee acknowledges and agrees that:

(a)
As a result of the acquisition of Confidential Information, the Employee will occupy a position of trust and confidence with the Corporation and its Affiliates and Associates and the Employee's position of trust and knowledge of Confidential Information would enable the Employee to put the Corporation at a significant competitive disadvantage if the Employee breaches the restrictions in this Article 5;

(b)
The Employee hereby confirms and agrees that the covenants and restrictions contained in this Article 5 are reasonable and valid and are each of a special, unique and extraordinary character, the breach or abrogation of which cannot be adequately compensated by damages in an action at law. The Employee further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Employee of his obligations under any such covenant or restriction and it shall be reasonable for the Corporation to seek injunctive and/or other equitable relief to prevent or rectify any breach or threatened breach of the covenants and restrictions in this Article 5 and that the Corporation seeking such equitable relief shall be in addition to, and not in substitution for, any other remedies or actions available to the Corporation at law or in equity.

(c)	Any breach of this Article 5 shall constitute grounds for termination of the Employee's employment for Just Cause.

5.4	Survival

Notwithstanding the termination of this Agreement and the Employee's employment, the provisions of this Article 5 shall survive such termination and be continuing obligations.

ARTICLE 6
GENERAL

6.1	Enurement

This Agreement shall enure to the benefit of and be binding upon the Corporation, its successors and permitted assigns.

6.2	Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered personally, by telecopy, by prepaid courier service or by certified or prepaid registered mail, addressed as follows (or to such other address provided by one party to the other party):

Employee:	Ronald Hietala
Corporation:	Suite 1250, 521 Third Avenue S.W. Calgary, Alberta T2P 3T3 Attn: President

Any such notice shall be deemed to be received (i) on the date of delivery, if delivered by hand, (ii) one (1) business day after delivery, if delivered by courier, (iii) one (1) business day following receipt of an appropriate electronic confirmation, if sent by telecopy, and (iv) five (5) business days following the date of mailing, if mailed.

6.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta and the parties attorn to the jurisdiction of the courts of the Province of Alberta.

6.4	Entire Agreement

This Agreement shall constitute the entire agreement between the Employee and the Corporation in respect of the matters set forth herein. Except as otherwise specified herein or in writing by the Corporation after the date hereof, to the extent of any conflict or inconsistency between the terms of this Agreement and any other agreement or document between the Employee and the Corporation or otherwise related to the Employee's employment with the Corporation, this Agreement shall govern to the extent of such inconsistency or conflict.

6.5	Severability

The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall be held unenforceable by any court of competent jurisdiction, such provision shall be modified to the extent necessary to be enforceable, and the remaining provisions shall remain in full force and effect.

6.6	Amendments and Waivers

All modifications, amendments and supplements to this Agreement must be made in writing and signed by both parties. No waiver by any party hereto of any provision hereof or of any breach of this Agreement shall be effective or binding unless such waiver is in writing, and any such waiver shall not limit or affect such party's rights with respect to any future breach.

6.7	Counterparts

This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute the same instrument.

6.8	Legal Advice

The Employee acknowledges having had the opportunity to seek independent legal advice in connection with negotiation and execution of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto:

Witness to the signature of

SCHEDULE "A"
BONUS

The Employee shall be eligible to receive an annual Bonus, calculated based upon the following criteria:

1)	Net asset value
2)	Stock market share price
3)	Finding and development costs
4)	Cash flow per share
5)	Production growth
6)	Discretionary component.

SCHEDULE "B"
PERQUISITES

The Employee shall be entitled to receive the following Perquisites during the term of employment under this Agreement:

1.	Reimbursement for the monthly cost of parking;

2.	Reimbursement of annual professional dues.